EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Ownership Percentage	Jurisdiction of Organization
Alnylam U.S., Inc.	100%	Delaware
Alnylam Securities Corporation	100%	Massachusetts
Sirna Therapeutics, Inc.	100%	Delaware
Alnylam (Bermuda) Ltd.	100%	Bermuda
Alnylam Canada ULC	100%	Canada
Alnylam France S.A.S	100%	France
Alnylam Europe AG	100%	Germany
Alnylam Germany GmbH	100%	Germany
Alnylam Italy S.r.l.	100%	Italy
Alnylam Netherlands BV	100%	Netherlands
Alylam Pharmaceuticals Spain SL	100%	Spain
Alnylam Sweden AB	100%	Sweden
Alnylam Switzerland GmbH	100%	Switzerland
Alnylam UK Limited	100%	United Kingdom